Page 18 of 21 Pages

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                                                          Page 19 of 21 Pages


                                 PROMISSORY NOTE

$55,000                                               September 6, 1996
                                                      New York, New York

          FOR VALUE RECEIVED, John Sanford, with an address at c/o Carr Securities Corp., One Penn Plaza, New York, New York 10119 (the "Maker"), hereby promises to pay to the order of Mrs. Maureen S. Paparella (the "Payee") at 187 Cinnabar Lane, Yardley, Pennsylvania 19067, or at such other place as Payee may designate in writing, the principal sum of Fifty-five Thousand Dollars ($55,000) ("Principal Amount"), plus interest at the rate of 8% per annum, accruing from the date hereof until the Principal Amount has been paid in full. The Principal Amount, together with accrued interest, shall be self-liquidating in thirty-six
(36) equal, consecutive, monthly installments of $1,723.51, payable on the sixth
(6th) day of each month commencing on October 6, 1996, until such sum has been paid in full. Attached hereto is an Amortization Schedule setting forth the amount of principal and interest of each such installment payment.

          If any payment under this Note becomes due on a public holiday under the laws of the State of New York, the maturity thereof shall be extended to the next succeeding business day.

          If any one of the following events shall occur for any reason and be continuing, which event is not cured within the applicable grace period (after the lapse of such grace period, an "Event of Default"):


                                                          Page 20 of 21 Pages

          (a) The failure of the Maker to make any payment of principal or interest on the Note when due, unless cured within a period of fifteen (15) days after notice from Payee of such failure;

          (b) The filing by or against the Maker or Wilson Bros., an Illinois Corporation ("Wilson") of a petition under any of the provisions of the United States Bankruptcy Code, any bankruptcy law or any similar applicable statute, law or regulation, or any assignment for the benefit of creditors or the Maker or Wilson shall be unable to pay its debts generally as they become due; provided, however, that the Maker shall have a grace period of thirty (30) days to bring an action to dismiss the filing of an involuntary Petition In Bankruptcy against the Maker or Wilson under any of the provisions of the Bankruptcy Code and, provided further, that if:

                    (i) The Maker has brought such action to dismiss within such thirty (30) day grace period; and

                    (ii) The Maker shall diligently and vigorously prosecute its action to dismiss; and

                   (iii) The Maker shall continue to make all payments to
                         Payee, when due, of principal and interest under this Note;

               then the Maker shall have ninety (90) days from the date on which such involuntary Petition In Bankruptcy was commenced to obtain an order of final judgment from a court of competent jurisdiction dismissing same, or to settle such matter.

          (c) The failure of the Maker to pay any sum or fulfill any agreement or obligation to Payee pursuant to a letter agreement dated August 27, 1996 among Maker, Payee, Wilson and the Estate of Bruce Paparella, deceased.

          This Note may be prepaid, in whole or in part, at any time or from time to time, without premium or penalty.

          This Note is secured by and entitled to the benefits of a certain Pledge Agreement dated September 6, 1996, by and among Maker and Payee ("Agreement").

          Upon the occurrence of an Event of Default, the entire unpaid principal of the Promissory Note, together with all interest


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accrued thereon shall, at Payee's option, upon written notice to Maker, become immediately due and payable. In addition thereto, Payee shall be entitled to reasonable counsel fees in enforcing its rights hereunder.

          Payee's delay or failure to exercise, or single or partial exercise, of any of its options, powers or rights hereunder or otherwise shall not constitute a waiver of any such or other options, powers or rights or of any defaults of the Maker, and shall not preclude Payee's subsequent exercise of such options, powers and rights or of any other options, powers, rights or remedies it may, from time to time, possess. No waiver of any of Payee's options, powers or rights shall be effective unless the same shall be in writing, duly executed by Payee, and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Payee or the obligations of the Maker. No extension of time for payment on this Note shall affect the liability of the Maker hereunder.

          This Note shall be binding upon the successors and assigns of the Maker, and shall be governed by the internal laws of the State of New York without giving effect to principles of conflict of laws.

          IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date first above written.


                                          s/John Sanford
                                          ______________________________
                                          John Sanford


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